Exhibit 99.1

NEWS

For Release     Immediate


Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Scott Galovic, Investor Relations 317.817.3228


                       Conseco Announces Plan to Transfer
          Conseco Senior Health Insurance Company to Independent Trust;
                     Transfer Subject to Regulatory Approval

         Conseco to Report Second Quarter Results on Tuesday, August 12

Carmel, Ind., August 11, 2008: Conseco, Inc. (NYSE: CNO) today announced a plan to transfer Conseco Senior Health Insurance Company (CSHI) to an independent trust to be named Senior Health Care Oversight Trust (the "Independent Trust") for the exclusive benefit of CSHI's long-term care policyholders. Consummation of the plan, which is conditioned on the receipt of the approval of the Pennsylvania Insurance Department, is expected to take place in the fourth quarter of 2008.

Under the terms of the proposed transaction, all of the stock of CSHI, including its approximately $2.9 billion in assets (as calculated in accordance with statutory accounting principles) supporting CSHI's long-term care liabilities will be transferred to the Independent Trust. Immediately prior to the transaction, Conseco has agreed to contribute $175 million of additional capital to CSHI and the Independent Trust. Following the transfer, CSHI will be re-named Senior Health Insurance Company of Pennsylvania ("Senior Health") and will be run by management transferred from Conseco.

To effect the transfer, Conseco has formed a trust (the "Transition Trust"), which has filed for regulatory approval with the Pennsylvania Insurance Department to separate CSHI from Conseco. Upon receipt of such approval and satisfaction of all other closing conditions, the Transition Trust will merge with and into the Independent Trust. The Independent Trust will be the surviving entity and the owner of CSHI. The filing made by the Transition Trust with the Pennsylvania Insurance Department will be available today in the Form 8-K filed by Conseco.

Conseco expects to record accounting charges totaling approximately $1.2 billion related to the transaction, comprised of CSHI's equity (as calculated in accordance with generally accepted accounting principles), an additional valuation allowance for deferred tax assets, and the capital contribution to CSHI and the Independent Trust. Just over $500 million of the accounting charge will be recognized in Conseco's second quarter 2008 financials. Please refer to the attached table for additional information.

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
                                                                     Conseco (2)
                                                                 August 11, 2008

Upon completion of the transaction (which is currently expected in the fourth quarter of 2008), the Independent Trust will be governed by a well-qualified and knowledgeable Board of Trustees independent of Conseco, and, following the transfer of CSHI to the Independent Trust, will be subject to oversight from the Pennsylvania Insurance Department. Management to be transferred from Conseco to Senior Health will include John Wells, who will continue to serve as the President and Chief Executive Officer of Senior Health Insurance Company of Pennsylvania, and his senior management team for operations and finance.

"This unique structure aligns the interests of the Independent Trust, management and regulators with the policyholders," Conseco CEO Jim Prieur said. "It is a balanced solution for all of Conseco's constituents, including CSHI's approximately 142,000 long-term care policyholders, and provides Conseco greater flexibility in serving its 4 million other policyholders."

"Most of CSHI's long-term care business came as a result of Conseco's acquisition of insurance companies 11 years ago," Prieur said. "Conseco has worked diligently since then to stabilize that business by contributing $915 million in capital and installing experienced management. Our efforts have produced significant improvements in performance and customer service over the past four quarters."

Conseco CFO Ed Bonach added: "Following the closing, Senior Health will be operated for the benefit of CSHI's long-term care policyholders without a profit motive, so as to ensure that any future benefits from rate increases or policy changes will accrue to policyholders. CSHI's existing capital and a final contribution of additional capital by Conseco at the time of separation will be available to support those long-term care policyholders, in addition to CSHI's current policy reserves. At the closing, Conseco will contribute $175 million, principally in cash and notes, to CSHI and the Independent Trust, bringing CSHI's total adjusted statutory capital to approximately $300 million."

Conseco's contract with Long Term Care Group (LTCG) for policy administration and system improvements would remain with Senior Health. In addition to its own policies, Senior Health will administer approximately 22,000 non-CSHI Closed Block long-term care policies of other Conseco insurers, with Conseco retaining responsibility for those liabilities. Immediately prior to the closing, CSHI's non-long-term care business will be assigned to Conseco. All expenses to establish the Independent Trust are being paid by Conseco.

There will be a public comment period expected to last until the end of September. The length of the comment period is at the discretion of the Pennsylvania Insurance Department.

Morgan Stanley provided financial advice to Conseco and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel.

The company will host a conference call to discuss today's announcement at 11:00 a.m. Eastern Daylight Time today, August 11, 2008. Additional information will be included in Conseco's Form 8-K filing with the SEC. The webcast of the conference call can be accessed through the Investors section of the company's website as follows: http://investor.conseco.com/ . Listeners should go to the website at least 15 minutes before the scheduled event to register and download any necessary audio software.

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                                                                     Conseco (3)
                                                                 August 11, 2008

In light of this significant pending transaction and its impact on Conseco's financial statements, Conseco's second quarter 2008 earnings will be released before the market opens on Tuesday, August 12, 2008. The company will host a conference call to discuss its second quarter 2008 financial results at 1:00 p.m. Eastern Daylight Time on Tuesday, August 12.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.


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
                                                                     Conseco (4)
                                                                 August 11, 2008

                                  Conseco, Inc.
                  Accounting charges expected to be recognized
       related to the Conseco Senior Health Insurance Company transaction
                             (dollars in millions):

     Charges to be recognized in the second quarter of 2008:
     Recognition of unrealized losses on investments expected to be transferred
       to the Independent Trust (1)................................................................   $  205.7
     Increase to deferred tax valuation allowance based on recent results which have had a significant impact on taxable income and the
       expected effects of the proposed transaction................................................      298.0
                                                                                                      --------
         Total charges to be recognized in the second quarter of 2008..............................      503.7
                                                                                                      --------

     Charges expected to be recognized upon the completion of the transaction:
     Write-off of remaining shareholders' equity of CSHI and transaction expenses (1) (2)..........      478.6
     Additional capital contribution (1)...........................................................      175.0
                                                                                                      --------
         Total charges expected to be recognized upon the completion of the transaction............      653.6
                                                                                                      --------

     Total expected charges:.......................................................................   $1,157.3
                                                                                                      ========

-------------------
(1) Amount is before the potential tax benefit. A deferred tax valuation allowance will be established for all future potential tax benefits generated by these charges, since management has concluded that is it more likely than not that such tax benefits will not be utilized to offset future taxable income.

(2) Amount will be based on the actual shareholders' equity of CSHI at the completion of the transaction and the actual expenses incurred to complete the transaction. Such final amount will be different than the estimate provided in this summary.



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                                                                     Conseco (5)
                                                                 August 11, 2008

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in these materials relative to markets for Conseco's products and trends in Conseco's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other "forward-looking" information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect our ability to raise capital or refinance our existing indebtedness; (ii) our ability to obtain adequate and timely rate increases on our supplemental health products including our long-term care business; (iii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (iv) changes in our assumptions related to the cost of policies produced or the value of policies inforce at the Effective Date; (v) the recoverability of our deferred tax asset and the effect of potential tax rate changes on its value; (vi) changes in accounting principles and the interpretation thereof; (vii) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems; (viii) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (ix) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (x) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (xi) our ability to remediate the material weakness in internal controls over the actuarial reporting process that we identified at year-end 2006 and to maintain effective controls over financial reporting; (xii) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xiii) our ability to achieve eventual upgrades of the financial strength ratings of Conseco and our insurance company subsidiaries as well as the potential impact of rating downgrades on our business; (xiv) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xv) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xvi) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends to us, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xvii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products; and (xviii) the receipt of regulatory approval and consummation of the plan to transfer Conseco Senior Health Insurance Company to an independent trust. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

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